EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of F.N.B. Corporation of our report dated June 20, 2012 on the financial statements of the F.N.B. Corporation Progress Savings 401(k) Plan appearing in the 2011 Annual Report on Form 11-K of the F.N.B. Corporation Progress Savings 401(k) Plan.

Crowe Horwath LLP

South Bend, Indiana

January 7, 2013